Press Release	Source: KIT digital, Inc.

KIT digital Changes Ticker Symbol to KITD from RGRP
Thursday May 29, 1:41 pm ET

Completes implementation of corporate re-branding post acquisitions of Sputnik and Kamera

DUBAI, May 29 /PRNewswire-FirstCall/ -- ROO Group Inc. (OTC Bulletin Board: RGRP - News) announced that it has officially changed its name to KIT digital, Inc. effective May 19, 2008, pursuant to an amendment to its Certificate of Incorporation filed with the Delaware Secretary of State. In addition, the company has received a new stock ticker symbol from NASDAQ: 'KITD' (the old ticker was 'RGRP'). This stock ticker change will go into effect for the trading community on Thursday, May 29, 2008.

Kaleil Isaza Tuzman, chairman and CEO of KIT digital, commented, "The new stock ticker symbol represents the completion of the merger of three companies: ROO Group, Sputnik Agency and Kamera Content. Our new brand has already been in use commercially for nearly two months; it has been embraced by our customers and employees, and with today's announcement we are repositioning the brand in the eyes of investors."

Gavin Campion, president of KIT digital, continued, "The integration of our two recent acquisitions is proceeding well. We believe we are uniquely positioned to lead and consolidate the rapidly growing market internationally for corporate IP-based video enablement and video-centric marketing solutions. We remain on track to achieve our stated financial goal of cash flow break- even by the fourth quarter of 2008, with an end-of-year monthly revenue target of US$2.5+ million (viz., an annualized revenue run rate by 4Q of US$30 million) and gross margins of approximately 65%."

About KIT digital

KIT digital, Inc. (OTC Bulletin Board: KITD - News) is a leading, global provider of proprietary IP-based video distribution technologies and video-centric interactive marketing solutions. Through its end-to-end platform, KIT digital works closely with consumer brands and content providers to maximize the value of video content via the Internet. The KIT platform allows clients to publish, manage and distribute digital video content, build online communities and integrate advertising. In addition, enterprises can access approximately 100 KIT-syndicated channels and 40,000 KIT-syndicated videos. Through its wholly owned subsidiary, Sputnik Agency, the Company offers businesses a full range of interactive marketing solutions. KIT digital clients include News Corp., Verizon, K-Mart, NASDAQ, Hummer and RCS. KIT digital has principal offices in Dubai, Melbourne (Australia), New York, and London. For additional information, please visit www.kit-digital.com.

Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of KIT Digital, Inc ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

Source: KIT digital, Inc.